                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. _)

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   CD&L, Inc.
               ---------------------------------------------------

                (Name of Registrant as Specified in Its Charter)
               ---------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

        -------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

        -------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

        -------------------------------------------------

        (5) Total fee paid:

        -------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1.  Amount Previously Paid:

        -------------------------------------------------

        2.  Form, Schedule or Registration Statement No.:

        -------------------------------------------------

        3.  Filing Party:

        -------------------------------------------------

        4.  Date Filed:

        -------------------------------------------------

                                       [GRAPHIC OMITTED]

Dear Stockholder:

        On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of CD&L, Inc. (the "Company") to be held at the Holiday Inn Hotel, 283 Route 17 South, Hasbrouck Heights, New Jersey 07604 on Wednesday, June 6, 2001 at 10:00 a.m.

        The enclosed Notice of Meeting and the accompanying Proxy Statement describe the business to be conducted at the Meeting. Enclosed is a copy of the Company's 2000 Annual Report on Form 10-K, which contains certain information regarding the Company and its 2000 results.

        It is important that your shares of Common Stock be represented and voted at the Meeting. Accordingly, regardless of whether you plan to attend in person, please complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. Even if you return a signed proxy card, you may still attend the Meeting and vote your shares in person. Every stockholder's vote is important, whether you own a few shares or many.

        I look forward to seeing you at the Annual Meeting.

                                            Sincerely,



                                            Albert W. Van Ness, Jr.
                                            Chairman of the Board
                                            and Chief Executive Officer

May 16, 2001
South Hackensack, New Jersey

                                [GRAPHIC OMITTED]

                                   CD&L, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  June 6, 2001

        The Annual Meeting of Stockholders (the "Meeting") of CD&L, Inc. (the "Company") will be held at the Holiday Inn Hotel, 283 Route 17 South, Hasbrouck Heights, New Jersey 07604 on Wednesday, June 6, 2001 at 10:00 a.m., to consider and act upon the following:

        1. The election of directors.

        2. Amendment to the CD&L, Inc. Year 2000 Stock Incentive Plan.

        3. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2001.

        4. The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

        Only holders of record of the Company's Common Stock, par value $.001 per share, at the close of business on April 20, 2001 will be entitled to vote at the Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            Mark Carlesimo
                                            Secretary

May 16, 2001
South Hackensack, New Jersey

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                                [GRAPHIC OMITTED]

                                   CD&L, Inc.
                                80 Wesley Street
                       South Hackensack, New Jersey 07606

                    ----------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 2001
                    ----------------------------------------

                                 PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of CD&L, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Holiday Inn Hotel, 283 Route 17 South, Hasbrouck Heights, New Jersey 07604 on Wednesday, June 6, 2001 at 10:00 a.m., and at any adjournments or postponements thereof (the "Meeting"). A stockholder who has voted by proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly executed, later-dated proxy or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files the aforementioned notice of revocation or votes by written ballot.

        The proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about May 16, 2001. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. If a proxy is signed but no specification is given, the shares will be voted "FOR" Proposals 1, 2 and 3 ((1) to elect the Board's nominees to the Board of Directors, (2) to approve the amendment to CD&L, Inc.'s Year 2000 Stock Incentive Plan, and (3) to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2001).

        The entire cost of soliciting these proxies will be borne by the Company. The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries by mail, telephone, facsimile or telegraph or in person without additional compensation payable with respect thereto. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        At April 20, 2001 (the "Record Date"), the Company had outstanding 7,658,660 shares of common stock, par value $.001 per share ("Common Stock"). Each holder of Common Stock will have the right to one vote for each share standing in such holder's name on the books of the Company as of the close of business on the Record Date with respect to each of the matters considered at the Meeting. There is no right to cumulate votes in the election of directors. Holders of the Common Stock will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the Meeting.

        The presence in person or by proxy of the holders of shares entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote. The ratification of all other proposals will require the affirmative vote of a majority of the shares present and entitled to vote with respect to such proposal. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a "no" vote. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter.

        Based upon information available to the Company, the following stockholders beneficially owned more than 5% of the Common Stock as of April 20, 2001.

             NAME AND ADDRESS              NUMBER OF SHARES          PERCENT OF
           OF BENEFICIAL OWNER            BENEFICIALLY OWNED           CLASS
           -------------------            ------------------         ----------

      Albert W. Van Ness, Jr.                 726,974(1)                8.8%
      80 Wesley Street
      South Hackensack, New Jersey
      07606

      Thomas LoPresti                         638,708(2)                8.7%
      24-30 Skillman Avenue
      Long Island City, New York
      11101

      William T. Beaury                       638,708(2)                8.7%
      3 Fairway Court
      Upper Bronxville, New York
      11771

      Vincent Brana                           368,839(3)                5.0%
      80 Wesley Street
      South Hackensack, New Jersey
      07606

---------

(1) Includes 647,814 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 20, 2001.

(2) Includes 638,708 shares of Common Stock held by a company which is jointly owned by Mr. Beaury and Mr. LoPresti, each of whom may be deemed to be the beneficial owner of all of such shares.

(3) Includes 11,538 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 20, 2001.

                              ELECTION OF DIRECTORS

        In accordance with the Company's Second Restated Certificate of Incorporation and By-laws, the number of directors of the Company has been set at nine. The By-Laws of the Company divide the Board into three classes and create staggered three year terms for the members of each class to serve. At each annual meeting, directors are elected to fill the directorship of the class of directors whose terms have expired. Those directors shall hold office until the third successive annual meeting after their election and until their successors have been elected and qualified so that the term of office of one class of directors expires at each annual meeting.

        The current members of the Board of Directors of the Company are as follows:

        Class I (Term to expire in 2002)   - Albert W. Van Ness, Jr., Thomas E.
                                             Durkin III, and John A. Simourian.

        Class II (Term to expire in 2003)  - Jon F. Hanson, Michael Brooks, and
                                             Matthew J. Morahan.

        Class III (Term to expire in 2001) - Marilu Marshall, William T. Brannan and John S. Wehrle.

        All persons named herein as nominees for director, William T. Brannan, Marilu Marshall and John S. Wehrle, have consented to serve, and it is not contemplated that any nominee will be unable to serve as a director. However, if a nominee is unable to serve as a director, a substitute will be selected by the Board of Directors and all proxies eligible to be voted for the Board's nominees will be voted for such other person.

        The following individuals are nominated at this Annual Meeting of Shareholders to serve as Class III directors with a term to expire in 2004:

        William T. Brannan, Marilu Marshall and John S. Wehrle.

        Set forth below for each nominee and for each director whose term continues beyond this Meeting, is his name, age, the year in which he became a director of the Company, his principal occupations during the last five years and any additional directorships in publicly-held companies. The information is as of March 31, 2001.

Nominees

        Class III

        William T. Brannan, 52, Director since 1994. President and Chief Operating Officer of the Company since November 1994. From January 1991 until October 1994, Mr. Brannan served as President, Americas Region - US Operations, for TNT Express Worldwide, a major European-based overnight express delivery company. Mr. Brannan has 25 years of experience in the transportation and logistics industry.

        Marilu Marshall, 55, Director since 1997. Vice President Human Resources
- North America for Estee Lauder Co. Inc. since October 1998. From November 1987 until September 1998, Ms. Marshall served as Senior Vice-President and General Counsel for Cunard Line Limited. Prior thereto, from July 1984 to September 1987 Ms. Marshall served as the Vice-President and General Counsel of GNOC, Corp., t/a Golden Nugget Hotel & Casino.

        John S. Wehrle, 48, Director since 1997. Managing Director of Gryphon Holdings, L.P. since January 1999. From August 1997 to December 1998, Mr. Wehrle served as President and CEO of Heartland Capital Partners, L.P. Prior thereto, Mr. Wehrle served as Vice President and Head of Mergers & Acquisitions for A.G. Edwards & Sons, Inc. from July 1994 to July 1997. From 1989 to 1994 Mr. Wehrle served as Vice President-Financial Planning for The Dyson-Kissner-Moran Corporation where he was a key participant in acquisitions and corporate development. He also served as Managing Director of Chase Manhattan Bank, N.A. for three years from August 1986 to October 1989 where he was engaged in the execution of Leveraged Acquisitions. From 1976 to 1986 Mr. Wehrle held various positions with both Price Waterhouse and Touche Ross & Co. in both New York and London.

        Continuing Directors

        Michael Brooks, 46, Director since 1995. Mr. Brooks has served as the Southeast Region Manager of the Company since August 1996 and President of Silver Star Express, Inc. ("Silver Star"), a subsidiary of the Company, since 1995. Prior to the merger of Silver Star Express, Inc. into the Company, Mr. Brooks was President of Silver Star Express, Inc. since 1988. Mr. Brooks has 25 years of experience in the same-day ground and distribution industries. In addition, Mr. Brooks is currently a Director of the Express Carriers Association, an associate member of the National Small Shipment Traffic Conference and an affiliate of the American Transportation Association.

        Thomas E. Durkin III, 47, Director since 1999. Since January 2000, Mr. Durkin has served as a consultant to Waste Management Inc., a multibillion dollar publicly held international solid waste management company, and has returned as a partner to Durkin & Durkin, a New Jersey based law firm, with whom Mr. Durkin practiced as a partner from September 1978 until September 1997. From October 1997 through December 1999, Mr. Durkin served as area Vice President of Business Development of Waste Management Inc. In addition Mr. Durkin has served as a partner of two privately held real estate brokerage companies. Mr. Durkin graduated from Fordham University in 1975 and graduated Cum Laude from Seton Hall University School of Law in 1978.

        Jon F. Hanson, 64, Director since 1997. Mr. Hanson has served as the President and Chairman of Hampshire Management Company, a real estate investment firm since December 1976. From April 1991 to the present, Mr. Hanson has served as a director to the Prudential Insurance Company of America. In addition, Mr. Hanson currently serves as a director with the United Water Resources and the Orange and Rockland Utilities from April 1985 and September 1995, respectively.

        Matthew Morahan, 51, Director since 2000. Mr. Morahan has been a private investor since 1997. From 1994 until 1997, Mr. Morahan served as Executive Vice President of the Macro Hedge Fund of Summit Capitol Advisors LLC. Prior thereto, Mr. Morahan served as Managing Director of the High Yield Department of Paine Webber Group from 1991 to 1994. From 1976 to 1990, he served as Partner and Managing Director of Wertheim & Co. Mr. Morahan served as Vice President of the Corporate Bond Department for Hornblower & Weeks, Hemphill, Noyes & Co. from 1971 to 1976.

        John A. Simourian, 65, Director since 1999. Mr. Simourian has served as Chairman of the Board and Chief Executive Officer of Lily Transportation Corp. ("Lily"), a privately held truck leasing and dedicated logistics company, since 1958 when Mr. Simourian founded Lily. Lily currently employs approximately 750 employees and leases and or operates 4,000 vehicles out of 27 locations from New England to North Carolina. Mr. Simourian attended Harvard University where he received his undergraduate degree in 1957 and his graduate degree from the Harvard Business School in 1961. In 1982 Mr. Simourian was elected to the Harvard University Hall of Fame. Mr. Simourian also served in the United States Navy from 1957 to 1959.

        Albert W. Van Ness, Jr., 58, Director since 1995. Since February 1997 Mr. Van Ness has served as Chairman of the Board and Chief Executive Officer of the Company and, from May 1998 to November 1999, he served as acting Chief Financial Officer. Mr. Van Ness remains a Managing Partner of Club Quarters, LLC, a hotel development and management company, a position he has held since October 1992. From June 1990 until October 1992, Mr. Van Ness served as Director of Managing People Productivity, a consulting firm. Prior thereto, from 1982 until June 1990, Mr. Van Ness held various executive offices with Cunard Line Limited, a passenger ship and luxury hotel company, including Executive Vice President and Chief Operating Officer of the Cunard Leisure Division and Managing Director and President of the Hotels and Resorts Division. Prior thereto, Mr. Van Ness served as the President of Seatrain Intermodal Services, Inc., a cargo shipping company. Mr. Van Ness holds a Ph.D. in economics from Syracuse University.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR DESCRIBED ABOVE.

                                  PROPOSAL TWO

                     APPROVAL OF THE AMENDMENT TO CD&L, INC.
                         YEAR 2000 STOCK INCENTIVE PLAN

        In February and June 2000 respectively, the Board of Directors and the shareholders of the Company approved the Company's Year 2000 Stock Incentive Plan (the "2000 Plan"). The 2000 Plan supplemented the Company's existing Employee Stock Compensation Program (the "1995 Plan") in facilitating performance based compensation for key employees, providing incentives for participants in the Plan to enhance the value of the stock, and attracting and retaining qualified officers, employees and consultants of the Company. On February 28, 2001, the Board of Directors adopted an amendment to the 2000 Plan, subject to shareholder approval. The 2000 Plan initially reserved 1,350,000 shares of the Company's Common Stock for issuance thereunder pursuant to stock options and other incentives. The Board of Directors approved an amendment to the 2000 Plan to increase the number of shares available for award by an additional 375,000 shares, for a total of 1,725,000 shares. As of February 28, 2001, there were 1,066,880 shares available for grant of new options under the 2000 Plan and prior stock option plan. Approval of the amendment to the 2000 Plan is intended to ensure that the Company can continue to provide stock options and other performance incentives at levels determined appropriate by the Board of Directors. No change to the Plan other than the number of shares available for grant is being proposed. The following is a brief description of the 2000 Plan.

Purpose.

        The purpose of the 2000 Plan is to provide long-term incentives to select employees, officers and consultants of the Company and its subsidiaries to encourage them to devote their abilities and industry to the success of the Company.

Shares and Incentives Available Under the 2000 Plan.

        The 2000 Plan provides for grants of stock options, restricted stock and performance awards. An aggregate of 1,350,000 shares of Common Stock are presently authorized for issuance under the 2000 Plan, which amount will be proportionately adjusted in the event of certain changes in the Company's capitalization, a merger, or a similar transaction. Upon the approval of the proposed amendment by the shareholders, an additional 375,000 shares will be authorized for issuance under the 2000 Plan, for an aggregate of 1,725,000 shares. Such shares may be treasury shares or newly issued shares or a combination thereof. As of May 9, 2001, the closing sale price per share of the Common Stock on the American Stock Exchange was $0.47.

Eligibility.

        The persons eligible to receive awards under the 2000 Plan are those persons who are, or who have agreed to become, officers or employees of, or consultants or advisers to, the Company or any of its subsidiaries. The Company estimates that, as of April 1, 2001, there were approximately 130 individuals eligible to participate in the 2000 Plan. As discretion for the grant of options and awards is in the Plan Committee, the Company is unable to determine the identity or number of officers, consultants, advisors and other employees who may be granted options or awards under the 2000 Plan in the future.

Determination of Eligibility; Administration of the 2000 Plan.

        The 2000 Plan is administered by a committee (the "Plan Committee") appointed by the Board of Directors. The Plan Committee must consist of at least two outside directors of the Company. The 2000 Plan provides that the Plan Committee has full discretion and authority to (i) select eligible persons to receive awards, (ii) determine the type, number, and terms and conditions of awards to be granted and the number of shares of Common Stock to which awards will relate, (iii) specify times at which awards may be exercised or settled (including associated performance conditions), set other terms and conditions of awards, and prescribe forms of award agreements, (iv) construe, interpret and specify rules and regulations relating to the 2000 Plan and (v) make all other determinations that may be necessary or advisable for the administration of the 2000 Plan.

        Any action of the Plan Committee is final, conclusive and binding on all parties, including the Company, its stockholders and its employees. The 2000 Plan provides that members of the Plan Committee will not be liable for any act or determination taken or made in good faith in their capacities as such members and will be fully indemnified by the Company with respect to such acts and determinations.

Types of Awards:

        Stock Options. The Plan Committee is authorized to grant stock options to employees of the Company or any of its Subsidiaries or to consultants and advisors of the Company or any of its Subsidiaries who receive cash compensation from the Company. The Plan Committee may grant incentive stock options ("ISOs"), as defined under Section 422 of the Internal Revenue Code (the "Code"), which can result in potentially favorable tax treatment, only to employees, and non-qualified stock options.

        The terms and conditions of grants of stock options granted under the 2000 Plan shall be set forth in a written agreement (the "Option Agreement").

        The purchase price per share subject to an ISO shall not be less than the fair market value of a share of Common Stock on the date of grant, except that it shalll be 110% of the fair market value on the date of grant with respect to ISO grants to a 10% stockholder. The purchase price per share subject to a non-qualified stock option may be less than the fair market value of a share of Common Stock on the date of grant. If options are granted with exercise prices below fair market value, however, deductions for compensation attributable to the exercise of such options could be limited by Code Section 162(m). See "-- Federal Income Tax Consequences." The term "fair market value" on any date means the closing sales price per share on such date on the American Stock Exchange. Unless otherwise provided in the applicable Option Agreement, if the purchase price of an option is paid with previously owned shares, a new option exercisable for the number of those shares will be granted with an exercise price equal to the fair market value of a share of Common Stock on the date of exercise of the first option, exercisable six months after the date of grant, and terminating on the same date as the original option. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

        The maximum term of each option, the times at which each option will be exercisable, and the vesting schedule, if any, associated with a stock option grant generally are fixed by the Committee, except that no option may have a term exceeding ten years, or five years in the case of an ISO granted to a 10% stockholder. Unless otherwise provided in the Option Agreement or accelerated as a result of a "change in control" (see "-- Acceleration of Vesting; Change in Control"), options will become fully vested and exercisable with respect to 25% of the underlying shares of Common Stock on each anniversary of the date of grant, provided that the optionee continues to be employed by or is otherwise in the service of the Company on such anniversary date.

        Options may be exercised by providing written notice to the Secretary of the Company, specifying the number of shares to be purchased and accompanied by payment for such shares, and otherwise in accordance with the applicable Option Agreement. Payment may be made, in the discretion of the Plan Committee, in cash, other shares of Common Stock or through cashless exercise procedures approved by the Plan Committee.

        Restricted Stock. The Plan Committee is authorized to grant awards of restricted stock to employees and consultants. A restricted stock award is a grant of shares of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, until the restrictions specified by the Plan Committee lapse. An individual granted restricted stock generally has all of the rights of a stockholder of the Company unless the Plan Committee determines otherwise. The Plan Committee may modify outstanding awards of restricted stock provided that the modification does not adversely alter or impair the holder's rights or obligations under the award without his or her consent. The Plan Committee also has the discretion to determine how dividends related to shares of restricted stock will be paid. When the restrictions imposed on an award lapse, the Plan Committee will deliver a stock certificate for the shares, free of any restrictions, to the individual.

        Performance Awards, Including Performance Unit and Performance Shares Awards. The Plan Committee may also grant a performance award of shares of Common Stock or units, subject to the satisfaction of performance conditions (including subjective individual goals) established by the Committee. These performance conditions shall be expressed in terms of (i) earnings per share,
(ii) target price per share of Common Stock, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) revenues, (vii) earnings before income taxes, interest, depreciation or amortization, (viii) market share or market penetration or (ix) any combination of these conditions. These awards shall entitle the holder who satisfies the performance conditions to receive payment, either in shares of Common Stock or in cash, of the fair market value of a share of Common Stock at the time specified in the award.

        The Plan Committee determines the terms and conditions of performance awards, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of the specified levels of performance, any termination and forfeiture provisions and the form of payment, including the treatment of dividends. An individual granted shares of Common Stock through a performance award generally has all of the rights of a stockholder of the Company unless the Committee determines otherwise. When restrictions imposed upon shares of Common Stock subject to a performance award lapse, the Plan Committee will deliver a stock certificate for such shares, free of any restrictions, to the individual.

Transferability of Awards.

        Grants of stock options and other awards are generally not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under federal securities laws.

Award Limitations.

        The maximum number of shares of Common Stock that an individual may receive may not exceed 300,000 shares. The maximum amount of cash that any individual may receive in respect of performance units denominated in dollars may not exceed $1,000,000.

Acceleration of Vesting; Change in Control.

        The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award or grant. Vesting will occur automatically in the case of a "change in control" of the Company, as defined briefly below, with respect to all outstanding options on the date of a change in control. In addition, the Plan Committee may provide in an Option Agreement that an optionee may surrender an option and receive a cash payment in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock subject to the option over its exercise price. If, following a change in control, the service of an employee terminates, each option that was exercisable on the date of termination will remain exercisable until the expiration of the option's term or the first anniversary of termination, whichever comes first. In addition, unless the Plan Committee has otherwise provided, any restrictions applicable to awards of restricted stock and shares of Common Stock related to performance awards, will lapse upon a change in control. In the discretion of the Committee, awards of performance units may also contain provisions which accelerate vesting in the event of a change in control.

        A change in control includes the acquisition by a "person" with the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, of beneficial ownership of at least 30% the outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities. A change in control also occurs when the current members of the Board of Directors cease for any reason to constitute a majority of the members of the Board of Directors (subject to certain exceptions). The consummation of (i) a merger, consolidation or reorganization with or into the Company or in which the securities of the Company are issued, which merger, consolidation or reorganization does not constitute a "Non-Control Transaction" (as defined in the 2000 Plan); (ii) a complete liquidation or dissolution of the Company or
(iii) the sale or other disposition of all or substantially all of the assets of the Company each constitute a change in control.

        The 2000 Plan also provides that if an employee or consultant is terminated without cause before a change in control but the termination was either at the request of a party interested in acquiring the Company or arose in connection with or in anticipation of a change in control, the vesting rules described above will apply to that individual. For this purpose, "cause" generally means, unless otherwise provided in the agreement evidencing an award or option, intentional failure to perform assigned duties, dishonesty or willful misconduct, involvement in a transaction for personal profit which is adverse to the interests of the Company or any of its subsidiaries, or willful violation of laws and regulations.

Effect of Termination of Employment.

        Except as otherwise provided in the agreement evidencing an award or option, (a) in the event that a participant's employment or service with the Company is terminated for "cause" (as defined above), any outstanding options and awards of such participant will immediately be forfeited; (b) in the event that a participant's employment or service with the Company terminates due to death or disability, all options of such participant will lapse unless exercised, to the extent exercisable at the date of termination, within one year following such date of termination, and all performance awards for which all performance objectives and conditions have been achieved and satisfied (other than conditions based solely on the passage of time) shall be paid in full (any remaining awards of such participant will be forfeited); and (c) in the event that a participant's employment or service with the Company terminates for any other reason, all options of such participant will lapse unless exercised, to the extent exercisable at the date of termination, within the earlier of ninety days following such date of termination or the expiration date of such options, and all performance awards for which all performance objectives and conditions have been achieved and satisfied (other than conditions based solely on the passage of time) shall be paid in full (any remaining awards of such participant will be forfeited).

Amendment, Suspension or Termination of the 2000 Plan.

        The 2000 Plan will terminate on the day preceding the tenth anniversary of its adoption. Prior to that date, the Board of Directors may amend, modify, suspend or terminate the Plan, subject to stockholder approval when required by law. No amendment, modification, suspension or termination may adversely affect the rights of participants, without their consent, under any outstanding awards or grants of options.

Federal Income Tax Consequences of Options and Awards.

        The following is a brief description of the federal income tax consequences generally arising with respect to the grant of Options and Awards pursuant to the 2000 Plan. This summary is based on the Code, regulations, rulings and decisions now in effect, all of which are subject to change by legislation, administrative action or judicial decision. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the 2000 Plan.

        ISOs. In general, an optionee granted an ISO will not recognize taxable income upon the grant or the exercise of the ISO. The excess of the fair market value of shares of Common Stock received upon exercise of the ISO over the exercise price is, however, a tax preference item which can result in imposition of the alternative minimum tax. The optionee's "tax basis" in the shares of Common Stock acquired upon exercise of the ISO generally will be equal to the exercise price paid by the optionee, except in the case in which the optionee pays the exercise price by delivery of the shares of Common Stock otherwise owned by the optionee (as discussed below).

        If the shares acquired upon the exercise of an ISO are held by the optionee for the "ISO holding period" of at least two years after the date of grant and one year after the date of exercise, the optionee will recognize long-term capital gain or loss upon the sale of the ISO Shares equal to the amount realized upon such sale minus the optionee's tax basis in the shares, and such optionee will not recognize any taxable ordinary income with respect to the ISO. As a general rule, if an optionee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized on the disposition will be taxed as ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the optionee's tax basis in the shares, or (ii) the amount realized upon the disposition minus the optionee's tax basis in the shares. Any gain in excess of the amount realized as ordinary income is capital gain. Certain transactions are not considered disqualifying dispositions including certain exchanges, transfers resulting from the optionee's death, and pledges and hypothecations of ISO Shares.

        Non-qualified stock options. In general, an optionee granted a non-qualified stock option will not recognize taxable income upon the grant of the non-qualified stock option. Upon the exercise of the non-qualified stock option (including an option intended to be an ISO but which has not continued to so qualify at the time of exercise), the optionee generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of exercise minus the exercise price, and the optionee will have a tax basis in the shares equal to the fair market value of the shares at the time of exercise. A subsequent sale of the shares by the optionee generally will result in short-term or long-term capital gain or loss equal to the sale price of such shares minus the optionee's tax basis in such shares.

        In the event that an optionee forfeits an unexercised ISO or a non-qualified stock option (or portion of such option), the optionee will not recognize a loss for federal income tax purposes.

        Restricted stock. Because restricted stock will be restricted as to transferability and subject to a substantial risk of forfeiture for a period of time after awarded, a participant generally will not be subject to taxation at the time of such award. The participant generally must recognize ordinary income equal to the fair market value of the shares at the first time the restricted stock becomes transferable or not subject to a substantial risk of forfeiture. A participant may, however, elect to be taxed at the time of award of restricted stock rather than upon lapse of the restriction on transferability or substantial risk of forfeiture. If a participant makes such an election but subsequently forfeits the restricted stock, he or she would not be entitled to any tax deduction, including a capital loss, for the value of the shares on which he or she previously paid tax.

        Performance Awards. In general, participants will not realize taxable income at the time of the grant of such an Award. Participants will be subject to tax at ordinary income rates on the value of such Awards when payment is received. If, however, an Award is structured to permit a participant to postpone payment, the participant becomes taxable at ordinary income rates when payment is made available or the Award is no longer subject to a substantial risk of forfeiture. If the Award is paid in shares, taxable income will be the fair market value of the shares either at the time the Award is made available or at the time any restrictions (including restrictions under Section 16b of the Exchange Act) subsequently lapse.

        Compensation Deduction Limitation. Code Section 162(m) generally disallows a public company's tax deduction for compensation paid to the Chief Executive Officer, or to the other four most highly compensated officers, in excess of $1.0 million in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1.0 million deductibility cap, if various requirements are satisfied. The Company intends that options (other than non-qualified stock options with respect to which the exercise price is less than the fair market value of the shares subject to such options on the date of grant) and certain other Awards granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such Awards, qualify as "performance-based compensation," so that such Awards will not be subject to the deductibility cap.

        Withholding. The Company has the right to deduct from all Awards paid in cash or from other wages paid to an employee of the Company, any federal, state, or local taxes required by law to be withheld with respect to Awards, and the employee or other person receiving shares under the 2000 Plan will be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such shares.

        The affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereat is required to adopt this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S YEAR 2000 STOCK INCENTIVE PLAN.

                         BOARD ORGANIZATION AND MEETINGS

        During the year ended December 31, 2000, the Board of Directors held seven meetings. During 2000, all members of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. During 2000 there were four standing committees of the Board of Directors. Each of the Committees is described below.

        Audit Committee. During 2000, the Audit Committee met three times. The Audit Committee is comprised of Mr. Wehrle, Chairman, Mr. Hanson, Mr. Simourian and Mr. Durkin. The Audit Committee makes recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company's financial statements, reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations, reviews quarterly financial information and earnings releases prior to public dissemination, and periodically reviews the Company's adequacy of internal accounting controls.

        Compensation Committee. During 2000, the Compensation Committee met four times. The Compensation Committee is comprised of Ms. Marshall, Chairperson, Mr. Wehrle, Mr. Morahan, and Mr. Durkin. The Compensation Committee periodically reviews and determines the amount and form of compensation and benefits payable to the Company's principal executive officers and certain other management personnel. The Compensation Committee also administers the Company's stock option plans and certain of the Company's other employee benefit plans.

        Nominating Committee. During 2000, the Nominating Committee met once. The Nominating Committee was formed in February 1997 and is comprised of Messrs. Van Ness, Chairman, Durkin and Hanson. The Nominating Committee recommends nominations for outside directors, considers candidates for director vacancies and other such management matters presented to it by the Board of Directors. The Nominating Committee will consider appropriate persons recommended by stockholders for election to the Board of Directors. Stockholders wishing to submit such recommendations may do so by sending a written notice to the Secretary of the Company together with supporting information a reasonable period of time prior to the mailing of the Company's Proxy Statement for the related Annual Meeting.

                            COMPENSATION OF DIRECTORS

        Directors who are employees of the Company do not receive additional compensation for serving as directors. Effective in 1997, each director who is not an employee of the Company received an annual retainer of $16,000 ($18,000 for any committee chairperson). The total directors fees earned by non-employee directors in 2000 was $93,000. Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company. Non-employee directors also receive stock options under the Company's 1995 Stock Option Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of April 20, 2001 with respect to beneficial ownership of the Common Stock by (i) each director, (ii) each executive named in the Summary Compensation Table (the "Named Executives") and (iii) all executive officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o CD&L, Inc., 80 Wesley Street, South Hackensack, New Jersey 07606. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                            Amount of Beneficial Ownership (1)

                                              Shares
                                             Issuable
                                           Upon Exercise
                                              of Stock        Total         Percentage
        Name              Shares           of Options (1)     Shares           Owned
        ----              ------           --------------     ------        ----------
Albert W. Van Ness, Jr.   76,160              647,814         726,974           8.8%
William T. Brannan       113,796              185,666         299,462           3.8
Michael Brooks           251,955(2)           129,961         381,916           4.9
Thomas E. Durkin III        -                  10,000          10,000           *
John F. Hanson            59,000(3)            18,750          77,750           *
Marilu Marshall             -                  18,750          18,750           *
Matthew J. Morahan       131,308                5,000         136,308           1.8
John A. Simourian           -                  10,000          10,000           *
John S. Wehrle              -                  17,500          17,500           *
Randall Catlin(4)        112,317(1)           100,000         222,317           2.9
Russell Reardon           30,117              108,750         138,867           1.8
All executive
  officers and
  directors as a
  group (13
  persons)               839,141            1,313,072       2,152,213          24.0%

------------
*   Less than 1%

(1) Includes options granted pursuant to the Employee Stock Compensation Program and the Director Plan, which are exercisable within 60 days of April 20, 2001.

(2) Includes 3,500 shares held by Mr. Brooks' wife.

(3) Represents 59,000 shares held by Ledgewood Employees Retirement Plan of which Mr. Hanson is a beneficiary.

(4) As of the date of this Annual Report, Mr. Catlin is no longer an executive officer of the Company. His employment with the Company was terminated in connection with the sale of certain assets of the Company's subsidiary Sureway Air Traffic Corporation.

                             EXECUTIVE COMPENSATION

        The following table summarizes certain information relating to compensation for services rendered during the years ended December 31, 1998, 1999 and 2000 to each person serving as the Chief Executive Officer of the Company and each of the Company's four other most highly paid executive officers whose compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                                                    Compensation
                                 Annual Compensation                 Awards (1)
                      --------------------------------------    ----------------------
                                                       Other                Securities
                                                      Annual    Restricted  Underlying
                                                      Compen-     Stock     Options/      All Other
      Name and                  Salary      Bonus     sation      Awards      SARs      Compensation
 Principal Position     Year      ($)        ($)      ($)(2)       ($)         (3)          ($)
 ------------------     ----      ---        ---      ------    ----------  ----------  ------------
Albert W. Van Ness, Jr. 2000    280,198     75,000(4)     -            -       25,000       -
  Chairman and Chief    1999    150,000     75,000        -      150,000(5)    67,229       -
  Executive Officer     1998    125,000          -        -            -      220,000       -

William T. Brannan      2000    241,760     10,000        -            -      150,000       -
  President and Chief   1999    224,658     48,621        -            -       40,000       -
  Operating Officer     1998    215,000     96,750        -            -            -       -

Michael Brooks          2000    193,454     10,380        -            -      150,000       -
  Distribution Group    1999    175,005     30,438        -            -       28,000       -
  President             1998    166,333     12,540        -            -        2,000       -

Randall Catlin          2000    193,288      6,560        -            -      150,000       -
  Air Division          1999    196,671     22,160        -            -       28,000       -
  President (6)         1998    185,546          -        -            -            -       -

Russell Reardon (7)     2000    167,231      5,975        -            -      150,000       -
  Chief Executive       1999    120,085     15,675        -            -       27,500       -
  Officer               1998          -          -        -            -            -       -

John Ovens (8)          2000    198,333          -        -            -      150,000       -
  Courier Division      1999     41,300        900        -            -       15,000       -
  President             1998          -          -        -            -            -       -


-----------------

(1) The Company did not grant any stock appreciation rights or make any long-term incentive plan pay-out during the years ended December 31, 1998, 1999 and 2000.

(2) Excludes certain personal benefits, the total value of which was less than the lesser of either $50,000 or 10% of the total annual salary and bonus for each of the executives.

(3) Comprised solely of incentive or non-qualified stock options. See "Stock Option Plans - Employee Stock Compensation Program and Year 2000 Stock Incentive Plan."

(4) Additional bonus earned for extension of his employment agreement.

(5) The restricted stock award of 47,051 shares of the Company's Common stock was made on April 9, 1999 under the Company's Employee Stock Compensation Program and is not subject to forfeiture.

(6) Mr. Catlin's employment with the Company was terminated in connection with the sale of certain assets of the Company's subsidiary Sureway Air Traffic Corporation on March 30, 2001.

(7) Mr. Reardon joined the Company on January 4, 1999.

(8) Mr. Ovens joined the Company on October 1, 1999 and terminated his employment on December 15, 2000.

Employment Agreements; Covenants-Not-To-Compete

        Effective as of January 5, 2000, Mr. Van Ness entered into an employment agreement with the Company (the "2000 Agreement") commencing upon termination of the employment agreement with the Company entered into on January 4, 1999. In January 2001, certain terms of the 2000 Agreement were modified by an Amendatory Agreement. The 2000 Agreement as amended provides for an annual salary of $325,000 from January 5, 2001 to January 4, 2002 and $350,000 per year from January 5, 2002 to the expiration of the 2000 Agreement. In the 2001 Amendment, Mr. Van Ness agreed to the following reductions in his base salary: a 30% reduction for the period April 1, 2001 through June 30, 2001; a 40% reduction for the period July 1, 2001 through September 30, 2001; and a 50% reduction for the period October 1, 2001 through the expiration of the 2000 Agreement. For the period January 1, 2001 to June 30, 2001, Mr. Van Ness will serve as the Company's Chairman of the Board and Chief Executive Officer and/or such other title/titles as may be agreed upon between Mr. Van Ness and the Company. For the period July 1, 2001 to the expiration of the 2000 Agreement, Mr. Van Ness agreed to serve as the Chairman and/or such other title/titles as may be agreed upon between Mr. Van Ness and the Company, except for the office of Chief Executive Officer. The 2000 Agreement provided Mr. Van Ness with the right to receive an annual bonus equal to up to 100% of Mr. Van Ness' then-current base salary based upon the Company attaining certain targets. The Amendatory Agreement also provides him with 1% of the net proceeds from the sale of one or more of the Company's divisions or subsidiaries during the period from January 1, 2001 through the expiration of the 2000 Agreement.

        The employment agreement provides that, in the event of a termination of employment by the Company for any reason other than "cause" or "disability" (as defined in the 2000 Agreement) or by Mr. Van Ness as a result of a material breach by the Company, then Mr. Van Ness will be entitled to receive for the remainder of the term all base salary due, all annual bonuses and all other benefits and prerequisites. In the event that Mr. Van Ness' employment terminates within 360 days of a "change in control" (as defined in the 2000 Agreement), Mr. Van Ness will be entitled to receive two times the sum of his then-current base salary and the highest annual bonus earned by him during his employment with the Company (subject to certain limitations under the Internal Revenue Code). Mr. Van Ness' employment agreement is subject to certain non-competition, non-solicitation and anti-raiding provisions.

        Effective as of May 1, 2000 Messrs. Brannan, Brooks, Reardon, Catlin and Ovens entered into five year employment agreements with the Company. Salaries for those individuals under the agreement in 2000 were, respectively, $255,000, $200,000, $160,000, $195,000 and $200,000.

        Each agreement contains identical terms and conditions (other than salary) including covenants against competition and change in control provisions. The change in control provision provides that if the employment with the Company is terminated for any reason by either the employee or the Company within six months following a change in control of the Company, the employee will be entitled to receive a lump sum payment equal to two (2) times the sum of employee's then current base salary plus the highest approved bonus payment made to the employee during his employment with the Company (subject to certain limitations under the Internal Revenue Code). Each employment agreement also contains non-competition covenants that will continue for two years following termination of employment unless termination was by the Company without cause or by the employee as a result of a breach of the employment agreement by the Company in which event the covenants against competition will cease upon termination of employment.

        In connection with the termination of their employment, Mr. Ovens entered into a severance agreement with the Company. Mr. Ovens continues as a consultant for one year with a minimum payment of $100,000, and 100,000 of his 150,000 stock options were vested. Mr. Ovens also will receive $100,000 if there is a change in control of the Company during the term of the consulting agreement. Mr. Catlin was paid a commission payment of $250,000 contingent upon the sale of Sureway Air Traffic Corporation and 100,000 of his 150,000 stock options were vested. He will receive an additional commission payment of $150,000 if there is a change in control within 6 months after the termination of his employment.

                               STOCK OPTION PLANS

Employee Stock Compensation Program and Year 2000 Stock Incentive Plan

        In September 1995 and in June 2000, the Board of Directors adopted, and the stockholders of the Company approved, the Employee Stock Compensation Program and the Year 2000 Stock Incentive Plan, respectively, (together, the "Stock Option Plans") in order to attract and retain qualified officers and employees of the Company, to facilitate performance-based compensation for key employees and to provide incentives for the participants in the Stock Option Plans to enhance the value of the Common Stock. The Stock Option Plans are administered by the Compensation Committee and authorize the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to key employees of the Company (approximately 130 in total) including those employees serving as officers or directors of the Company. The Company has reserved 1,900,000 shares of Common Stock for issuance in connection with the Employee Stock Compensation Program and 1,350,000 shares of Common Stock for issuance in connection with the 2000 Plan (with an additional 375,000 shares to be reserved if Proposal Two is adopted), of which approximately 1,066,880 shares from the plans remain available for grant. Options granted under the Stock Option Plans have an exercise price equal to the fair market value of the underlying Common Stock at the date of grant and vest over a four-year period unless otherwise agreed by the Compensation Committee of the Board of Directors at the time of grant.

Stock Option Plan for Independent Directors

        Outside directors receive options under the Company's 1995 Stock Option Plan for Independent Directors (the "Director Plan"). The purpose of the Director Plan is to help the Company attract and retain the most qualified available individuals to serve as independent directors of the Company and to encourage the highest level of participation by those persons in the Company's achievement of its strategic goals. Under the Director Plan, an independent director is granted an option to purchase 1,250 shares of Common Stock on each Quarter Date, meaning the first day on which the Common Stock is traded on the American Stock Exchange in January, April, July and October of each year. The purchase price per share of Common Stock covered by each option is the fair market value of a shares of Common Stock on the date the option is granted.

        An option granted to an independent director under the Director Plan becomes fully exercisable as to 100% of the shares of Common Stock covered thereby one year after the date of grant and may be exercised as to any or all full shares of Common Stock as to which such option is then exercisable. The term of each option is ten years from the date of grant. In order to be eligible to participate in the Director Plan on any Quarter Date, a director must not be an employee as of such Quarter Date.

        The following table summarizes certain information relating to the grant of stock options to purchase Common Stock to each of the executives named in the Summary Compensation Table above.

                          OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)
                                Individual Grants

----------------------------------------------------------------------------------------------
                                              Percent of
                                             Options/SARs
                                              Granted to      Exercise
                              Securities     Employees in      or Base                   Grant Date
                             Options/SARs     Fiscal Year       Price     Expiration      Present
      Name                    Granted(#)         (2)           ($/sh)        Date        Value $(3)
      ----                    ----------     -------------    --------    ----------     ----------
Albert W. Van Ness, Jr           25,000           1.9%          3.625     1/5/10        $ 85,975
William T. Brannan              150,000          11.3%          1.813    6/14/10        $261,505
Michael Brooks                  150,000          11.3%          1.813    6/14/10        $261,505
Randall Catlin                  150,000          11.3%          1.813    6/14/10        $261,505
Russell Reardon                 150,000          11.3%          1.813    6/14/10        $261,505
John Ovens                      150,000          11.3%          1.813    6/14/10        $261,505

-------------

(1) The Company did not grant any stock appreciation rights in 2000.

(2) Options covering a total of 1,322,500 shares of Common Stock were granted under the Employee Stock Compensation Program in 2000.

(3) The present value of the options granted was determined using the Black-Scholes pricing model and based on the following assumptions: the risk free interest rate was 6.5%, the expected term of the option was 7 years, the volatility factor was 140% and the dividend yield was 0.


                      AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                AND FY-END OPTION/SAR VALUES(1)

                                                               Number of
                                                              Securities           Value of
                                                              Underlying          Unexercised
                                                              unexercised        In-The-Money
                                                             Options/SARs         Option/SARs
                           Shares                            at FY-End (#)     at FY-End ($)(3)
                          Acquired           Value           -------------     ----------------
                         On Exercise        Realized          Exercisable/        Exerisable/
         Name              (#)(2)            ($)(2)           Unexcersable       Unexercisable
         ----            -----------        --------         -------------     ----------------

Albert W. Van Ness, Jr.      --                --          622,814/622,814           -/-
William T. Brannan           --                --          261,166/135,666           -/-
Michael Brooks               --                --          203,461/ 79,961           -/-
Randall Catlin (4)           --                --          204,084/ 81,834           -/-
Russell Reardon              --                --          177,500/ 58,750           -/-
John Ovens (5)               --                --          100,000/100,000           -/-

-------------

(1) No stock appreciation rights have been granted by the Company.

(2) No options were exercised in 2000.

(3) As of December 29, 2000, the fair market value of a share of Common Stock (presumed to equal the closing sale price as reported on the American Stock Exchange) was $.437.

(4) Employment terminated on March 30, 2001.

(5) Employment terminated on December 15, 2000.

Employee Stock Purchase Plan

        The Company has an employee stock purchase plan ("ESPP") intended to meet the qualification for such a plan under applicable federal income tax laws. The Company's ESPP was designed to provide employees of the Company with an incentive to continue devoting their best efforts to the success of the Company, and to afford the employees the opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company by purchasing shares of Common Stock through payroll deductions. The number of shares available for purchase under the ESPP as of December 31, 2000 was 121,626 shares of Common Stock.

        During the period when employees are permitted to make purchases, the purchase price of the shares of Common Stock will be equal to 85% of the lesser of:

        o the per share "Market Price" (as defined in the ESPP) at the close of the business day prior to the beginning of the Purchase Period (as defined in the ESPP); or

        o   the per share Market Price on the last day of the Purchase Period.

        In the event of a merger, consolidation or sale of substantially all of the Company's assets, or other reorganization in which the Company is not the surviving or acquiring corporation or in which the Company becomes a wholly-owned subsidiary of another company, the Board of Directors will in good faith, in its sole discretion seek to have the surviving or acquiring corporation adopt the ESPP or, to the extent that rights granted under the ESPP are not deemed to be granted until the last day of the applicable Purchase Period, to settle the participating employees' rights by payment of cash or other consideration. If neither can be arranged or if the Company is liquidated or dissolved (other than pursuant to a sale of assets or other reorganization), each participant may elect to (a) have the funds previously credited to his account through payroll deductions applied in whole or in part toward the purchase of a whole number of shares of Common Stock, or (b) have the funds previously credited to his account through payroll deductions refunded to him in cash, without interest.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons holding more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and to provide the Company with initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. The initial Form 3 and one Form 4 reporting certain stock purchases in September 2000 for Mr. Matthew Morahan were filed late in July 2000 and December 2000 respectively. One Form 4 for Mr. Jon Hanson was filed late in November 2000 to report certain stock purchases made in August 2000. Based solely upon a review of such reports furnished to the Company by its directors and executive officers, the Company believes that all other Section 16(a) reporting requirements were timely fulfilled during 2000.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

Overview

        The Company did not conduct any operations prior to November 1995 when it acquired 11 companies (the "Subsidiaries") in the same-day and air delivery and logistics services business (the "Combination"). As part of the Combination, the Company entered into employment agreements with certain senior officers of the Subsidiaries. In addition, the Company had previously entered into an employment agreement with William T. Brannan prior to the Combination. The employment agreement with Mr. Brannan was the product of arms-length negotiation between Mr. Brannan and a committee of senior officers of the Subsidiaries.

        Accordingly, when the Compensation Committee was formed upon the consummation of the Company's initial public offering in November 1995, all executive officers were subject to long-term (generally five year) employment agreements which fixed the salaries and benefits (including stock options) to be initially granted. Those contracts expired in 2000, and the Compensation Committee was concerned during the year about retaining key management on a long term basis. Mr. Van Ness also had an employment contract that expired in January 2000. Accordingly, the Company entered into new agreements with all key management during the year.

        In approaching new employment agreements for Mr. Van Ness and the other named executive officers, the Compensation Committee viewed compensation of executives as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit program. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of health insurance benefits and eligibility for annual bonuses based upon performance. The long-term benefit element is reflected in the grants of stock options. During 2000, the Compensation Committee also approved the adoption of the Year 2000 Stock Incentive Plan to make options for an additional 1,350,000 shares available for grant to ensure that the Company could continue to provide stock options at levels at appropriate levels to incentivize officers and other key employees.

Base Salary

        Base salaries for the five highest paid executive officers of the Company for 2000 ranged from $167,000 to $280,000. Under the new employment agreements, base pay was established at levels that were considered appropriate to retain the Company's experienced management team and to be at competitive levels. While base pay is important, the Company's compensation package also attempts to place significant emphasis on other areas of compensation. Executive officers understand that significant opportunities for substantial compensation lay in annual bonus compensation and appreciation in the value of stock options.

Annual Incentive Plan

        The incentive plan is designed to provide current compensation to selected key employees who contribute in a substantial degree to the success of the Company. Pursuant to the plan, executives selected by the Compensation Committee (with the advice of the Chief Executive Officer) are entitled to cash bonuses in the event that the Company achieves certain performance targets based upon sales volume, levels of responsibility and goals. In addition, the Chief Executive Officer is entitled under his employment contract to a bonus based on performance goals set with the Compensation Committee. Mr. Van Ness did not earn a bonus for performance in 2000. The other named executives earned modest bonuses ranging from $5,975 to $10,380 for the year.

Long-Term Incentive Plan

        A shareholder-approved long-term incentive plan consisting of the grant of stock options to key employees under the Company's 1995 Employee Stock Compensation Program and the Year 2000 Stock Incentive Plan (the "Program") is designed to focus executive efforts on the long-term goals of the Company and to maximize total returns to stockholders. Stock options align the interest of employees and stockholders by providing value to the executive through stock price appreciation only. During 2000, the Company granted a total of 1,322,800 stock options to key employees under the Program. The stock options granted during 2000 were granted at fair market value as of the date of grants, which varied from $0.563 per share to $3.875 per share. The Compensation Committee believed that with the five year employment agreements of certain members of the top management of the Company expiring in 2000, and to retain recent additions to senior management, significant stock option grants were required in 2000. Mr. Van Ness was granted options for 25,000 shares in 2000, less than the other named executives as he already had a significant equity and option stake in the Company.

        It is anticipated that future stock option awards will be made at the discretion of the Plan Committee (with the advice of the Chief Executive Officer).

        All of the named officers have change in control provisions as part of their employment agreements, which generally provide for two times base salary plus the highest annual bonus as a payment on a change in control which contain identical terms. The Compensation Committee thought it was important for the Company to enter into these arrangements in order to provide security to these officers in the event of a change in control (as defined), to promote their continued affiliation with the Company and to protect both the Company and the shareholders by assuring continuity during a transition period related to any change in control.

2000 Chief Executive Officer Pay

        On January 5, 2000 Mr. Van Ness entered into a three year employment agreement. The terms of the employment agreement include an annual base salary of $300,000 for the year 2000 with subsequent annual increases of $25,000, participation in the Company's executive bonus program based on the achievement of certain goals established by the Board of Directors and stock option grants covering 25,000 shares of the Company's Common stock on each of January 2000, January 2001 and January 2002. In January 2001, at the request of Mr. Van Ness, Mr. Van Ness' employment agreement was amended to limit the term of his obligation to serve as the Company's Chief Executive Officer until June 30, 2001. Beginning July 1, 2001 until the expiration of his employment, Mr. Van Ness will serve only as the Company's Chairman, and/or such other title/titles as may be agreed upon between the Company and Mr. Van Ness, which position shall not be the Chief Executive Officer. Mr. Van Ness' annual base salary was subject to a 30% reduction from April 1, 2001 to June 30, 2001; a 40% reduction from July 1, 2001 through September 30, 2001; and a 50% reduction from October 1, 2001 to the expiration of his employment agreement to reflect his reduced responsibilities. In addition to his base salary, Mr. Van Ness may receive a bonus up to 100% of his base salary for the applicable year, if the Company attains certain performance goals. If the Company sells one or more divisions or subsidiaries during the period from January 1, 2001 to the expiration of his employment agreement, Mr. Van Ness is entitled to receive an amount equal to 1% of the net proceeds from such sale. If Mr. Van Ness' employment is terminated without cause, Mr. Van Ness will be paid and receive other employee benefits through the remaining term of the agreement. If Mr. Van Ness' employment is terminated due to a change in control of the Company, Mr. Van Ness would be paid a lump sum amount equal to two times his base annual salary and his highest bonus compensation earned by Mr. Van Ness during his employment with the Company. All stock options granted to Mr. Van Ness as a part of his employment agreements described above are exercisable for a period of ten years from the date of grant and are not subject to forfeiture. The Compensation Committee believed that Mr. Van Ness was entitled to a significant commitment from the Company, both in the short term through additional salary and in the long term through additional options and contract length because of his outstanding leadership and significant contributions to the Company.

        This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

        This report is furnished by the Compensation Committee of the Board of Directors.

                           Marilu Marshall, Chair
  Thomas E. Durkin III        Matthew J. Morahan        John S. Wehrle

                             Audit Committee Matters

        Audit Committee Charter. The Board has adopted an Audit Committee Charter which is attached to this Proxy Statement as Appendix A.

        Independence of Audit Committee Members. The Common Stock is listed on the American Stock Exchange and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in of the American Stock Exchange listing standards ss.121(A).

        Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2000:

(1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

(2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61;

(3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor's independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2000 Annual Report on Form 10-K.

        This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

        This report is furnished by the Audit Committee of the Board of Directors.

                        John S. Wherle, Chairman
       Jon F. Hanson     John A. Simourian, Jr.     Thomas E. Durkin, III

Accounting Fees and Other Accounting Matters

        Audit Fees. The Company was billed $400,000 for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2000.

        Financial Information Systems Design Implementation Fees. The Company was billed $0 for any professional services described in Paragraph (c) (4) (ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Company's principal accountant during the year ended December 31, 2000.

        All Other Fees. The Company was billed $140,000 for non-audit services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2000.

        Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

        Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2000, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

                                PERFORMANCE GRAPH

        The following chart compares the cumulative total shareholder return on the Company's Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Transportation Index for the Year 1996, 1997, 1998, 1999 and 2000, assuming the investment of $100 on December 31, 1995 and the reinvestment of all dividends since that date to December 31, 2000.

                                  [LINE CHART]

                                 S&P 500         Dow Jones
    Date             CD&L         Index      Transportation Index
-----------------------------------------------------------------

   Dec-95           100.0         100.0            100.0
   Mar-96            61.4         106.5            105.3
   Jun-96            54.5         107.9            109.7
   Sep-96            50.0         108.0            113.0
   Dec-96            40.9         114.1            121.4
   Mar-97            18.2         115.5            124.3
   Jun-97            20.5         131.3            140.8
   Sep-97            25.6         140.6            145.7
   Dec-97            22.7         141.5            148.7
   Mar-98            40.3         151.1            162.1
   Jun-98            40.3         143.6            165.5
   Sep-98            34.1         128.5            156.4
   Dec-98            28.7         141.5            176.3
   Mar-99            29.5         146.5            181.4
   Jun-99            35.2         132.3            188.4
   Sep-99            27.3         132.3            182.1
   Dec-99            34.1         133.9            196.3
   Mar-00            23.3         132.4            199.2
   Jun-00            13.6         130.3            196.6
   Sep-00             5.1         136.8            196.0
   Dec-00             4.0         154.0            188.2

        The performance of the Company's Common Stock reflected above is not necessarily indicative of the future performance of the Common Stock. The total return on investment (change in the year-end stock price plus reinvested dividends) for the period shown for the Company, the S&P 500 Index and the Dow Jones Transportation Index is based on the stock price or composite index at December 31, 1996. In prior years, the Company used the S&P Transportation Index. Such Index was not as readily available to the Company this year. The Dow Jones Transportation Index was down 1% for the year; the S&P Transportation Index was up 18.5% for the year.

        The performance chart which appears above shall not be deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act of 1934, as amended, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Compensation Committee is comprised currently of Ms. Marilu Marshall, Chair, Mr. Thomas E. Durkin III, Mr. Matthew J. Morahan, and Mr. John S. Wehrle. None of the Committee's members have been an officer or employee of the Company. At present, no executive officer of the Company and no member of its Compensation Committee is a director or compensation committee member of any other business entity which has an executive officer that sits on the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

Sale of Assets of the Company's Air Freight Division

        William T. Beaury, an 8.7% shareholder of the Company's stock, is the president and holds an ownership interest in the purchaser of the assets of the Company's subsidiary, Sureway Air Traffic Corporation ("Sureway"). Pursuant to a certain Asset Purchase Agreement dated as of March 7, 2001, by and between Sureway and the purchaser ("Asset Purchase Agreement"), and upon consummating the transactions contemplated in the Asset Purchase Agreement on March 30, 2001, the Company received a total of $14,150,000 from the purchaser for the sale of substantially all of the assets of Sureway. The total sale price is comprised of $11,650,000 in cash, a promissory note for $2,500,000 and contingent cash payments based upon the ultimate development of certain liabilities retained by the Company. The terms of the Asset Purchase Agreement were negotiated at arms-length and approved by the Company's Board of Directors. The Company reduced the amount of its senior credit facility with the proceeds from the sale of Sureway's assets.

Real Estate Transactions

        Mr. Brooks and members of his immediate family own various real estate partnerships which lease properties to Silver Star, a subsidiary of the Company for use as terminals in Miami, Florida, Atlanta and Valdosta, Georgia and Dayton, Ohio. In 2000, Silver Star paid approximately $117,000 in rent for these properties. As of January 1, 2001, the Company is obligated to pay rentals of approximately $117,000 for these properties, which the Company believes to be the fair market rental value of the properties.

        Mr. Brana has an interest in Sparta Truck and Auto Leasing Corp. ("Sparta"). Sparta leases vehicles to Securities Courier Corporation, a subsidiary of the Company. During 2000, Securities Courier Corporation paid approximately $183,000 in lease payments to Sparta. As of January 1, 2001, Securities Courier Corporation was obligated to make lease payments to Sparta in approximately the same amount, which the Company believes to be fair market value for such lease payments.

Company Policy

        In the future, transactions with officers, directors and affiliates of the Company are anticipated to be minimal and will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 PROPOSAL THREE

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2001. Arthur Andersen LLP has served as the Company's independent public accountants since its formation in 1995. Although the appointment of independent public accountants is not required to be approved by the stockholders, the Board of Directors believes stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the Meeting to ratify the Board's appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2001.

        Representatives of Arthur Andersen LLP will be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AS DESCRIBED ABOVE.

                              STOCKHOLDER PROPOSALS

        Any proposal intended to be presented by a stockholder at the 2002 Annual Meeting of Stockholders must be received by the Company at the address specified below no later than the close of business on December 31, 2001 to be considered for inclusion in the Proxy Statement for the 2002 Annual Meeting and by March 15, 2002 in order for the proposal to be considered timely for consideration at next year's Annual Meeting (but not included in the Proxy Statement for such meeting). Any proposal should be addressed to Mark Carlesimo, Secretary, CD&L, Inc., 80 Wesley Street, South Hackensack, New Jersey 07606 and should be sent by certified mail, return receipt requested.

                                  OTHER MATTERS

        The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice for the Meeting, to be presented at the Meeting for action by the stockholders. However, if any other matters are properly brought before the Meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

                                            By Order of the Board of Directors



                                            Mark Carlesimo
                                            Secretary

May 16, 2001

        A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2000 ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL NOR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                                  APPENDIX A

                             AUDIT COMMITTEE CHARTER

        The Audit Committee is appointed by the Board of Directors of CD&L, Inc. ("CDL") to assist the Board in monitoring (a) the integrity of the financial statements of CDL and its subsidiaries (the "Company") and (b) the independence of performance of the Company's external and, if applicable, internal auditors.

        The members of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange, subject to such qualifications and exceptions as may be permitted by such requirements. The members of the Audit Committee shall be appointed from time to time by the CDL Board. The CDL Board reserves the right to amend, modify or replace this Charter in its discretion at any time.

        The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company, the Company's outside counsel or independent auditor to attend meetings of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

        The primary goals of this Charter are to specify the following:

        o the scope of the Audit Committee's responsibilities and the approaches to be used in carrying out those responsibilities, including structure, processes and membership requirements;

        o the Audit Committee's responsibility for (a) insuring its receipt from the Company's independent auditor of a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1, (b) actively engaging in a dialogue with such auditor with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditor and (c) taking, or recommending that the CDL Board take, appropriate action to oversee the independence of the independent auditor; and

        o the independent auditor's ultimate accountability to the CDL Board and the Audit Committee, as representatives of the shareholders of CDL and the ultimate authority and responsibility of the CDL Board and/or the Audit Committee to select, evaluate and, where appropriate, replace the independent auditor (or, if applicable, to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

To the extent any statement set forth below is inconsistent with the three principles set forth above, the three principles set forth above shall govern.

        The Audit Committee shall make regular reports to the CDL Board, as required by the Delaware General Corporation Law.

        Pursuant to this Charter:

1.      THE COMMITTEE

        The Audit Committee will consist of at least three members of the CDL Board including a Chairman designated by the CDL Board. Members of the Audit Committee may not be employees of the Company. The Committee will meet at least three times a year, with additional meetings if circumstances require, for the purpose of satisfying its responsibilities.

2.      SCOPE

        The Audit Committee serves at the pleasure of and is subject to the control and direction of the CDL Board.

2.      RESPONSIBILITIES OF THE COMMITTEE

        - To assist the CDL Board in fulfilling its fiduciary responsibilities to the shareholders with respect to matters relating to the Company's business, accounting, reporting, audit and internal controls practices.

        - To maintain a direct line of communications between the CDL Board and the Company's independent auditors and internal auditors to provide for an exchange of views and information.

4.      FUNCTIONS OF THE COMMITTEE

        The Audit Committee will satisfy its responsibilities by completing the following functions:

        - Discuss the results of the annual internal and independent audits with management and the internal and independent auditors.

        - Consider the comments from the independent auditors and internal auditors with respect to internal accounting and management controls and the consideration given or action taken by management.

        - Recommend, for appointment by the CDL Board, the selection of independent auditors for the coming year.

        - Appraise the effectiveness of the independent audit effort through discussions with the independent auditors regarding their planned arrangements and scope of the annual audit, including fees.

        - Review the scope of planned activities and budget along with a review of the effectiveness of the Company's internal auditors, if any.

        - Review the anticipated scope and related fees of any non-audit services to be provided by the independent auditors to ensure that these services do not detract from the independence of the auditors in their audit function.

        - Consider the comments from the independent auditors with respect to internal accounting and management controls and the consideration given or action taken by management.

        - Review the Committee's responsibilities and functions, evaluate its performance, and institute appropriate modifications to reflect changes in the business environment.

        - Monitor the procedures or systems used in preparing the financial statements of the Company.

        - Obtain the assessment of management and the independent auditors as to the adequacy of:

            -   the Company's internal accounting procedures and controls.

            - the Company's procedures for complying with SEC Regulations and The Foreign Corrupt Practices Act.

        - Receive and review the assessment of management as to the quality and depth of staffing in the accounting and financial departments worldwide.

        - Receive from the Company's independent auditor a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1.

        - Engage in dialogue with the Company's independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of such firm.

        - Recommend to the CDL Board appropriate actions to ensure the independence of the Company's independent auditor.

        - Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the CDL Board for approval.

        -   Meet with independent auditor without management present.

        - Review the interim financial statements and financial results with independent auditor prior to filing Form 10-Qs.

        - Review Year-End financial statements and financial results prior to filing Form 10-K.

        - Discuss required communication with independent auditor as required by SAS 61 of GAAS.

            - Review any information submitted to the Audit Committee pursuant to Section 10A of the Private Securities Litigation Reform Act of 1995.

            - Prepare the report to the CDL Board for inclusion in the Company's annual proxy statement.

            - Review with the independent auditor any material problems or difficulties the auditor may have encountered during an audit including any restrictions on the scope of activities or access to required information; review any management letter provided by the auditor and the Company's response to that letter.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                   CD&L, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS,

                                  JUNE 6, 2001

        The undersigned hereby appoints Albert W. Van Ness, Jr. and Mark Carlesimo, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the CD&L, Inc. Annual Meeting of Stockholders to be held on June 6, 2001 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR the board's nominees for director, FOR the approval of the amendment to the CD&L, Inc. Year 2000 Stock Incentive Plan, and FOR the ratification of the Company's independent accountants.

                  PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE.

           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           "FOR" PROPOSALS 1, 2 and 3

                                       Against all
                                        nominees
                      For all      *(except as marked to
                      nominees      the contrary below)      Nominees:
                                                             --------
1.  Election of 3   -------------  --------------------     Class III
    Directors.      -------------  --------------------     William T. Brannan
                                                            Marilu Marshall
                                                            John Wehrle


* To withhold authority for any individual nominees, print nominee's name on the line below.

-------------------------------------------

-------------------------------------------

---------------------------------------------------------------------------------------------
                                                            FOR       AGAINST       ABSTAIN
---------------------------------------------------------------------------------------------
2.     Amendment to the CD&L, Inc. Year 2000 Stock
       Incentive Plan.
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
3.     Ratification of Arthur Andersen LLP as
       Independent Public Accountants for 2001.
---------------------------------------------------------------------------------------------

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD'S NOMINEES, FOR THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN AND FOR ARTHUR ANDERSEN LLP.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Signed:
       -----------------------------
Signed:                                    Dated:                       , 2001.
       -----------------------------             -----------------------


NOTE: Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.